Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Home Bancshares, Inc. (the “Company”) of our report, dated February 26, 2016, on our audits of the consolidated financial statements of the Company as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the incorporation by reference of our report, dated February 26, 2016, on our audit of the internal control over financial reporting of the Company as of December 31, 2015, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BKD, LLP

Little Rock, Arkansas

May 4, 2016